                                                                    EXHIBIT 4(b)


                        CERTIFICATE OF AMENDMENT TO THE
                   RESTATED CERTIFICATE OF INCORPORATION OF
                          UNITED WATER RESOURCES INC.


To:  THE SECRETARY OF STATE
     STATE OF NEW JERSEY

          Pursuant to the provisions of Sections 14A:9-2(4) and 14A:9-4(3) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Restated Certificate of
Incorporation:

          1. The name of the corporation is United Water Resources Inc. (hereinafter called the "Corporation").

          2. The following amendment to the Restated Certificate of Incorporation was approved by the Board of Directors and thereafter was duly adopted by the shareholders of the Corporation on the 10th day of March, 1994:

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors") in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby amends the Restated Certificate of Incorporation by the addition of the following provision stating the number, designations, relative rights, preferences and limitations of a series of Preferred Stock of the Corporation, designated as Series B 7 5/8% Cumulative Preferred Stock:

          Series B 7 5/8% Cumulative Preferred Stock:

          Section 1.  Number of shares and designation.  Three hundred thousand
                      --------------------------------
(300,000) shares of the Preferred Stock (without par value) of the Corporation are hereby constituted as a series of such Preferred Stock designated as "Series B 7 5/8% Cumulative Preferred Stock" and each share of which shall have a stated value of $100 (hereinafter called the "Series B Preferred Stock").

          Section 2.  Dividends.  (a)  The holders of shares of the Series B
                      ---------
Preferred Stock shall be entitled to receive cash dividends, when and as declared by the Board of Directors of the Corporation or by a duly authorized committee of said Board of Directors, out of assets legally available for the purpose, at the rate set forth below in this Section (2) applied to the stated value of $100 per share. Such dividends shall be cumulative from the date of original issue of such shares (whether or not there shall have been net profits or net assets of the Corporation legally available for the payment of dividends at the time such dividends were payable) and shall be payable quarterly, when and as declared by the Board of Directors of the Corporation or by a duly authorized committee of said Board of Directors, on December 1, March 1, June 1 and September 1 of each year, commencing on December 1, 1992. Each such dividend shall be payable to the holders of record of shares of the Series B Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation or by a duly authorized committee of said Board of Directors, provided that such record date shall not precede the date upon which the resolution fixing the record date is adopted. Dividends on account of arrears for any past dividend periods (as defined in Subsection (b) of this Section (2)) may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such record date, not exceeding 60 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation or a duly authorized committee of said Board of Directors.

          (b) Dividend periods (hereinafter called "Dividend Periods") shall commence on March 2, June 2, September 2 and December 2 of each year (other than the initial Dividend Period which shall commence on the date of original issue of the Series B Preferred Stock) and shall end on and include the calendar day next preceding the first day of the next Dividend Period. The dividend rate on the shares of Series B Preferred Stock for the period from the date of original issue thereof to and including December 1, 1992 and for each Dividend Period thereafter shall be 7 5/8% per annum. The amount of dividends payable for each full Dividend Period for the Series B Preferred Stock shall be computed by dividing the dividend rate of 7 5/8% per annum by four and applying the resulting rate of 1.90625% to the stated valued of $100 per share. The amount of dividends payable for the initial Dividend Period on the Series B Preferred Stock or any other Dividend Period shorter or longer than a full Dividend Period shall be computed on the basis of 30-day months and a 360-day year. The dividend payable to each holder of Series B Preferred Stock shall be rounded to the nearest one cent with $.005 being rounded upward.

          (c) So long as any shares of the Series B Preferred Stock are outstanding, no full dividends shall be declared on the Preferred Stock of the Corporation of any series ranking, as to dividends, on a parity with the Series B Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared on the Series B Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not declared to be paid in full, as described above, upon the shares of the Series B Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon shares of the Series B Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series B Preferred Stock and such other Preferred Stock bear to each other.

          (d) So long as any shares of the Series B Preferred Stock are outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock of the Corporation or another stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends or upon liquidation, or upon any other stock of the Corporation ranking on a parity with the Series B Preferred Stock as to dividends except as provided in Subsection (c) of this Section 2, nor shall any Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of the Series B Preferred Stock shall have been paid for all past Dividend Periods and any sums then or theretofore required to be applied to a sinking fund for the Series B Preferred Stock pursuant to Section (5)(c) shall have been applied to such sinking fund.

          (e) Holders of shares of the Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series B Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect to any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

          Section 3.  Voting Rights.  (a)  No shares of the Series B Preferred
                      -------------
Stock shall have any voting rights or rights to receive notice of meetings except as hereinafter set forth in this Section (3) or as otherwise from time to time required by law. Whenever, at any time, dividends payable on the Series B Preferred Stock shall be in arrears for six or more Dividend Periods, that is, not paid in full for six or more past Dividend Periods, whether or not consecutive, the holders of the outstanding shares of Series B Preferred Stock shall have the exclusive right, voting separately

                                      -3-
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as a class (together with the holders of shares of any one or more other series of Preferred Stock ranking on a parity with the shares of Series B Preferred Stock as to dividends or upon distribution and upon which like voting rights have been conferred and are exercisable) to elect two directors of the Corporation at the Corporation's next Annual Meeting of Stockholders and at each subsequent Annual Meeting of Stockholders, each to hold office in accordance with the By-laws (subject to the provisions hereof) until the next Annual Meeting of stockholders and the election of his successor. At elections for such directors, each holder of shares of Series B Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other series of Preferred Stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may have been granted to them). The presence in person or by proxy of stockholders entitled to cast 25% of the total votes of such separate class shall constitute a quorum of such class and election of directors shall be by plurality vote. The holders of Series B Preferred Stock shall have the right to receive notice of any Annual Meeting of Stockholders of the Corporation at which they have the right to elect such directors. Upon the vesting of such right of the holders of shares of Series B Preferred Stock, the maximum authorized number of members of the Board shall automatically be increased by two and the two vacancies so created shall be filled by a vote of the holders of shares of Series B Preferred Stock (either alone or together with the holders of shares of any one or more other series of Preferred Stock referred to above) as herein set forth. The right of such holders of shares of Series B Preferred Stock voting separately as a class, to elect (together with the holders of shares of any one or more other series of Preferred Stock referred to above) members of the Board as aforesaid shall continue until such time as all dividends accumulated on Series B Preferred Stock shall have been paid in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to the revesting of such right in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of all shares of Preferred Stock to vote as a class for directors as herein provided, the term of office of all directors then in office elected by such holders voting as a class shall terminate immediately. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by holders of Preferred Stock voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by holders of Preferred Stock voting as a class shall end and the special voting powers vested in such holders as provided in this Section (3) shall have expired, the number of directors of the full Board shall be reduced by two, to such number as may then be provided for in accordance with the By-laws of the Corporation.

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

          (b) So long as any shares of Series B Preferred Stock remain outstanding, the consent of the holders of at least two thirds of the shares of the Series B Preferred Stock outstanding at the time, voting separately as a class (together with all other series of Preferred Stock ranking on a parity with the Series B Preferred Stock either as to dividends or upon distribution and upon which like voting rights have been conferred and are exercisable) given in person or by proxy, either by consent in writing or by vote at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following actions:

          (i) The authorization, creation or issuance, or any increase in the authorization or issued amount, of any class or series of stock ranking prior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or the authorization, creation or issuance of any obligation or security convertible into or exchangeable for shares of any class or series having such preference over the Series B Preferred Stock, or

          (ii) The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Restated Certificate of Incorporation or of the resolutions set forth in the Certificate of Amendment for the Series B Preferred Stock or any other series of Preferred Stock, or any prior amendment thereto, which would materially and adversely affect the rights, preferences, privileges or voting power of the Series B Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized Preferred Stock of the Corporation or the creation and issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of any series, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers so as to require such two-thirds consent.

          (c) So long as any shares of Series B Preferred Stock remain outstanding, the consent of the holders of at least a majority of the shares of the Series B Preferred Stock outstanding at the time, voting separately as a class (together with all other series of Preferred Stock ranking on a parity with the Series B Preferred Stock either as to dividends or upon distribution and upon which like voting rights have been conferred and are exercisable) given in person or by proxy, either by consent in writing or by vote at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate the authorization or any increase in the authorization (over and above the one million (1,000,000) shares of Preferred Stock of the Corporation authorized at the date of filing hereof) of any class or series of stock ranking on a parity with the Series B Preferred Stock with respect to payment of dividends or the distribution of

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

assets on liquidation, dissolution or winding up, or the authorization, creation or issuance of any obligation or security convertible into or exchangeable for shares (over and above such existing authorized shares) of any class or series having such parity with the Series B Preferred Stock.

          The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.

          Section 4.  Liquidation Preference.  (a)  In the event of any
                      ----------------------
liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any series or class or classes of stock of the Corporation ranking junior to the Series B Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of the Series B Preferred Stock shall be entitled to receive the stated value of $100 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Series B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payment on any other Preferred Stock ranking, as to liquidation, dissolution or winding up, on a parity with the Series B Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series B Preferred Stock and any other such Preferred Stock ratably in accordance with respective amounts which would be payable on such shares of Series B Preferred Stock and any other Preferred Stock if all amounts payable thereon were paid in full. For the purposes of this Section (4), a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

          (b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Series B Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been in full to the holders of the Series B Preferred Stock as provided in this Section (4), but not prior thereto, any other series or class or classes of stock ranking junior to the Series B Preferred Stock upon liquidation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

          Section 5.  Redemption.  (a)  The Series B Preferred Stock may not be
                      ----------
redeemed prior to September 1, 1997. At any time or from time to time on and after September 1, 1997, the Corporation, at its option, may redeem shares of the Series B Preferred Stock, as a whole or in part, together in each case with accrued and unpaid dividends, if any, to the date fixed for redemption, at the redemption prices set forth below:

        Redemption dates                        Redemption Price
     (both dates inclusive)                       (per share)
     ----------------------                     ----------------
     September 1, 1997 through
     August 31, 1998                                $105.08

     September 1, 1998 through
     August 31, 1999                                $104.58

     September 1, 1999 through
     August 31, 2000                                $104.07

     September 1, 2000 through
     August 31, 2001                                $103.56

     September 1, 2001 through
     August 31, 2002                                $103.05

     September 1, 2002 through
     August 31, 2003                                $102.54

     September 1, 2003 through
     August 31, 2004                                $102.03

     September 1, 2004 through
     August 31, 2005                                $101.53

     September 1, 2005 through
     August 31, 2006                                $101.02

     September 1, 2006 through
     August 31, 2007                                $100.51

     September 1, 2007 and
        thereafter                                  $100.00

        (b) As a sinking fund for the Series B Preferred Stock, the Corporation shall, so long as any shares of the Series B Preferred Stock shall be outstanding, redeem on September 1, 1998 and on each September 1 thereafter, at a redemption price at the stated value of $100 per share, together with accrued and unpaid dividends, if any, to the date fixed for redemption pursuant to such sinking fund, fifteen thousand (15,000) shares of the Series B Preferred Stock. However, the Corporation shall be entitled to receive a credit against the foregoing mandatory redemption obligation for the aggregate number of shares of the Series B Preferred Stock which shall be owned by the Corporation, credited to such sinking fund and retired and which shall have not been previously so credited. In the event the number of shares constituting the Series B Preferred Stock shall be increased at any time by action of the Board of Directors pursuant to the provisions hereof, the number of shares of Series B Preferred Stock to be redeemed annually by operation of such sinking fund following the date of such increase shall be increased to 5% of the increased number of shares (adjusted to the nearest full share). On September 1, 2017, all shares of Series B Preferred Stock then remaining outstanding shall be redeemed by the Corporation at a redemption price at the stated value of $100 per share, together with accrued and unpaid dividends, if any, to such redemption date.

        (c) In the event the Corporation shall redeem shares of Series B Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation at the record date for such redemption, which record date shall be no more than 60 days prior to the date of the mailing of such notice, provided that such record date shall not precede the date upon which the resolution fixing the record date is adopted. Each such notice shall state (i) the redemption date, (ii) the total number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price, (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price, and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in making available money for the payment of the redemption price) dividends on the shares of the Series B Preferred Stock so called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease, whether or not the certificate representing such shares shall have been surrendered to the Corporation. The Corporation's obligation to make money available in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Corporation shall deposit with a bank or trust company having a paying office in the Borough of Manhattan, The City of New York, having a capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such funds be applied to the redemption of the shares of Series B Preferred Stock so called for redemption. Any interest accruing on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of three years from such redemption date shall be released or repaid to the Corporation, after which the holder or holders of unredeemed shares of Series B Preferred Stock so called for redemption shall look only to the Corporation for payment of the redemption price. Upon surrender in accordance with said notice of the certificates representing any shares so called for redemption (and, if the Board of Directors of the Corporation shall so require and the notice shall so state, such certificates shall be properly endorsed or signed for transfer or accompanied by stock powers therefor properly signed), such shares shall be redeemed by the Corporation at the applicable redemption price.

        (d) If less than all the outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed may be selected by the Corporation from outstanding shares of Series B Preferred Stock not previously called for redemption by lot or pro rata (as near as may be) or by any other method determined by the Corporation in its sole discretion to be equitable.

        (e) In no event shall the Corporation redeem less than all the outstanding shares of Series B Preferred Stock unless full cumulative dividends have been paid or declared and set apart for payment upon all outstanding shares of Series B Preferred Stock for all past Dividend Periods.

        (f) All shares of Series B Preferred Stock redeemed or purchased by the Corporation and credited against its sinking fund obligation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued, but not as shares of Series B Preferred Stock.

        (g) Sums so set aside for the sinking fund for the Series B Preferred Stock shall be applied to the redemption of shares of Series B Preferred Stock on the applicable September 1 as provided herein.

        Section 6.  Exclusion of Other Rights.  The holders of shares of Series
                    -------------------------
B Preferred Stock shall not have any rights to convert such shares into or exchange such shares for shares of any other class or classes of capital stock (or any other security) of the Corporation. Unless otherwise required by law, shares of Series B Preferred Stock shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein.

        3. The resolution set forth in the preceding paragraph was duly adopted by the Board of Directors of the Corporation on September 15, 1993.

        4. The total number of shares entitled to vote on the adoption of the amendment was 20,494,184.

        5. The number of shares voting for, voting against and abstaining from the vote on such amendment is as follows:

                            NUMBER OF SHARES
   NUMBER OF SHARES          VOTING AGAINST         NUMBER OF SHARES
 VOTING FOR AMENDMENT          AMENDMENT               ABSTAINING

      12,498,712                384,378                  167,428


        6. The effective date of this Certificate of Amendment is April 22, 1994.

                                             UNITED WATER RESOURCES INC.



                                             By     /s/ Donald L. Correll
                                                -------------------------
                                                Donald L. Correll
                                                President and Chief Executive
                                                  Officer

DATED:  April 22, 1994

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